Exhibit 99.1

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ELITE ANNOUNCES INITIAL CLOSING UNDER

STRATEGIC ALLIANCE AGREEMENT

NORTHVALE, N.J. – June 5, 2009 – Elite Pharmaceuticals, Inc. (“Elite”) (OTCBB: ELTP) announced that on June 3, 2009, Elite conducted the initial closing (the “Initial Closing”) under the Strategic Alliance Agreement (the “Alliance Agreement”) with Epic Pharma, LLC and Epic Investments, LLC (an entity controlled by Epic Pharma, LLC) (collectively “Epic”). The signing of the Alliance Agreement was announced by Elite on March 23, 2009. Under the terms of the Alliance Agreement, Elite will commence a strategic relationship with Epic, a pharmaceutical company synergistic to Elite in the research and development and manufacturing of oral immediate and control release drug products.

Effective as of the Initial Closing, Epic has commenced the development of 8 of its generic drug products at Elite’s facility pursuant to the Alliance Agreement with the intent of filing abbreviated new drug applications for obtaining United States Food and Drug Administration approval of such generic drug products.  In addition, Elite and Epic have begun to share with each other certain resources, technology and know-how in the development of drug products, which Elite believes will benefit the continued development of its pain products, ELI-154 and ELI-216.

At the Initial Closing, Elite issued and sold to the Purchaser 1,000 shares of its Series E Convertible Preferred Stock, at a price of US$1,000 per share, for an aggregate purchase price of US$1,000,000. Each share of Series E Convertible Preferred Stock is convertible, at US$0.05 per share, into 20,000 shares of Elite’s Common Stock, subject to adjustment for certain events, including, without limitation, dividends, stock splits, combinations and the like. Epic also acquired a warrant to purchase 20,000,000 shares of Common Stock, exercisable on or prior to June 3, 2016, at a per share exercise price of US$0.0625, subject to adjustments for certain events, including, but not limited to, dividends, stock splits, combinations and the like. Epic paid the aggregate purchase price of US$1,000,000 for the shares of Series E Convertible Preferred Stock and the warrant issued and sold by Elite to Epic at the Initial Closing, of which $250,000 was received by the Company, in the form of a cash deposit, on April 30, 2009, pursuant an amendment to the Alliance Agreement, and the remaining $750,000 of the aggregate purchase price was paid to Elite by Epic at the Initial Closing.

“We are very pleased to have this opportunity to partner with Epic,” said Chris Dick, Chief Operating Officer, President and Acting Chief Executive Officer of Elite. “The strategic relationship with Epic will bring additional experience and know-how to Elite that will allow for the sharing of resources between Elite and Epic, which we believe will assist Elite in keeping its costs down. Additionally, Elite believes the consummation of the Alliance Agreement will enable it to move forward more quickly on the development of its pipeline products and ultimately allow Elite to become profitable sooner.”

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Two of Elite’s products, Lodrane 24® and Lodrane 24D®, are marketed by a partner, ECR Pharmaceuticals, for allergy treatment. Elite’s lead pipeline products are novel sustained release oral formulations of oxycodone for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Both products, ELI-216, a once-daily abuse resistant oxycodone, and ELI-154, a once-daily oxycodone, are in late-stage development. Elite, with partners, also has an ANDA filed with the FDA for a generic equivalent of a pain product and has a generic gastrointestinal drug product in clinical development. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com